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LORAL REPORTS SECOND QUARTER
2008 FINANCIAL RESULTS

NEW YORK –August 11, 2008 — Loral Space & Communications Inc. (NASDAQ: LORL) today announced its financial results for the three and six months ended June 30, 2008.

Combined revenues and Adjusted EBITDA, including both the satellite manufacturing and the satellite services segments for the quarter were $383 million and $120 million, respectively. Combined segment revenues and Adjusted EBITDA for the first six months of the year were $769 million and $220 million, respectively. Comparisons to 2007 are not relevant because of the change in the satellite services business. All of Telesat’s revenues and Adjusted EBITDA are included in the segment results. However, Telesat is reported under the equity method of accounting in the income statement reflecting only Loral’s 64% economic interest. After eliminating the results of Telesat, revenues and Adjusted EBITDA for the quarter were $208 million and $15 million, respectively, and $427 million and $14 million for the first six months, respectively.

Loral, benefiting from two one time items totaling $64 million (discussed below), reported net income in the quarter of $52 million compared to net income of $21 million (also benefiting from a one time item of $62 million) in the same period last year. Loral reported a net loss of $19 million for the six months ended June 30, 2008 compared to net income of $4 million in the same period last year. Loral’s results for the six months ended June 30, 2008 include its equity in Telesat’s net loss of $53 million, driven primarily by non-cash foreign exchange losses. The company ended the second quarter of 2008 with $135 million in available cash, before the July 1 Rainbow litigation receipt of $58 million.

“The second quarter reflects our continued progress in setting the stage for increased earnings,” said Michael B. Targoff, chief executive officer of Loral. “While the profitability of Space Systems/Loral is still not where we would like to see it, we are encouraged by our program backlog, as well as the current opportunities and continued evidence of solid market demand even in these difficult economic times.”

Satellite Manufacturing
Space Systems/Loral has achieved four satellite orders this year to date, equal to its total bookings for 2007. Highlights include a satellite procurement contract with DISH Network in the second quarter and an award from HISPASAT Group of Spain in July. Four SS/L-built satellites have been successfully launched this year, with a fifth scheduled for launch in September.

In the second quarter of 2008, SS/L reported revenues before eliminations of $210 million, which is even with second quarter 2007 revenues. Adjusted EBITDA for the quarter for the manufacturing segment was $10 million, which is down from $13 million in 2007. For the six-month period ended June 30, 2008 revenues were $430 million up from $411 million in the previous year and Adjusted EBITDA for the six-month period was $15 million compared to $20 million in 2007. Adjusted EBITDA for both periods was impacted by increased research and development expenses and increased marketing related expenses totaling $8 million and $10 million for the three and six months ended June 30, 2008, respectively. SS/L backlog at June 30, 2008 was $1.2 billion, not including the benefit of the HISPASAT award, up from $1.0 billion on December 31, 2007.

Satellite Services
Telesat’s performance in the second quarter continued on target with expectations. Revenues were $172 million and Adjusted EBITDA was $106 million. Revenues and Adjusted EBITDA for the six months ended June 30, 2008 were $339 million and $205 million, respectively. Telesat ended the second quarter with a backlog of $5 billion, $28 million total cash and $2.9 billion of debt. During the quarter Telesat converted its bridge loans into senior notes due in 2015 and senior subordinated notes due in 2017, thereby finalizing its acquisition financing. Additionally, as of June 30, 2008, Telesat had all of its CAD 153 million revolving credit facility available.

Telesat has three new satellites scheduled for launch within the next year and a half, for which funding is already in place. Nimiq 4 is fully leased, completed and scheduled for launch in late September. Telstar 11N is fully constructed and scheduled for launch in February 2009. Nimiq 5 is fully leased, under construction, and scheduled for launch in early 2010

Other
Loral continued reducing its corporate expenses in the second quarter reflecting a $7 million decrease in corporate expenses from second quarter 2007. For the six-month period ending June 30, 2008, corporate expenses were down $11 million from the previous year. These reductions resulted primarily from reduced legal costs and deferred compensation costs, as well as increased management fees from affiliates.

Additionally, the company reported gains of $58 million as a result of the Rainbow Holdings litigation recovery previously noted and $6 million from a satellite services customer bankruptcy claim.

A full discussion of Loral’s results is contained in the company’s Form 10-Q, which is available on the company’s web site at www.loral.com or on the SEC’s EDGAR service at www.sec.gov.

Conference Call
Loral’s chief executive officer Michael B. Targoff will host a conference call and webcast tomorrow, August 12, at approximately 2:00 pm ET to discuss the company’s second quarter 2008 results. To participate, please dial 719-325-4878 approximately ten minutes prior to the scheduled start of the call. A listen-only web cast of the call is available on the Investor Relations section of Loral’s web site (www.loral.com) under “Events & Presentations.” A replay of the web cast will be available for 30 days.

About Loral Space & Communications
Loral Space & Communications is a satellite communications company. It is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, a global operator of telecommunications and direct broadcast satellites used to distribute video entertainment programming, broadband data, and provide access to Internet services and other value-added communications services. For more information, visit Loral’s web site at www.loral.com.

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This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, and press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Many of these factors and conditions are described under the caption “Risk Factors” in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and in its subsequent reports on Form 10-Q. The reader is specifically referred to these documents, as well as the company’s other filings with the Securities and Exchange Commission.

LORAL SPACE & COMMUNICATIONS INC.
Statements of Operations
(In millions, except per share amounts)

Revenues
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Satellite Manufacturing	$210.2	$210.2	$430.0	$410.6
Satellite Services: (1)
Loral Skynet	—	35.4	—	68.9
Telesat Canada	172.4	—	338.9	—

Total Satellite Services	172.4	35.4	338.9	68.9

Segment revenues	382.6	245.6	768.9	479.5
Eliminations	(2.1)	(19.6)	(3.4)	(33.0)
Affiliate eliminations (1)	(172.4)	—	(338.9)	—

Revenues as reported (2)	$208.1	$226.0	$426.6	$446.5

Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

Satellite Manufacturing	$10.2	$12.8	$14.9	$20.2
Satellite Services (1)
Loral Skynet	6.1	13.7	6.1	25.6
Telesat Canada	105.7	—	205.1	—

Total Satellite Services	111.8	13.7	211.2	25.6
Corporate expenses	(1.5)	(8.5)	(6.3)	(17.2)

Segment Adjusted EBITDA before eliminations	120.5	18.0	219.8	28.6
Eliminations	(0.4)	(0.9)	(0.6)	(3.6)
Affiliate eliminations (1)	(105.6)	—	(205.0)	—

Adjusted EBITDA	$14.5	$17.1	$14.2	$25.0

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

Adjusted EBITDA	$14.5	$17.1	$14.2	$25.0
Depreciation and amortization	(10.0)	(32.2)	(20.5)	(51.9)

Operating income (loss)	4.5	(15.1)	(6.3)	(26.9)
Interest and investment income	1.9	10.6	8.3	17.2
Interest expense	(0.3)	(2.2)	(0.7)	(5.0)
Gain on foreign currency contracts	—	61.5	—	65.5
Gain on litigation recovery	58.3	—	58.3	—
Impairment of available for sale securities	(3.5)	—	(3.5)	—
Other income (expense)	(0.2)	0.2	(0.3)	0.2
Income tax provision	(11.6)	(28.4)	(13.4)	(31.8)
Equity in net income (losses) of affiliates	2.9	0.5	(61.7)	(1.9)
Minority interest (3)	—	(6.5)	—	(13.5)

Net income (loss)	52.0	20.6	(19.3)	3.8
Preferred dividends	(6.1)	(5.7)	(12.1)	(7.7)
Beneficial conversion feature related to issuance of Loral
Series A-1 Preferred Stock	—	(0.9)	—	(25.4)

Net income (loss) applicable to common stockholders	$45.9	$14.0	$(31.4)	$(29.3)

Basic income (loss) per common share	$2.27	$0.70	$(1.56)	$(1.46)

Diluted income (loss) per common share	$2.16	$0.67	$(1.56)	$(1.46)

Weighted average shares outstanding:
Basic	20,169	20,070	20,162	20,055

Diluted	21,614	30,594	20,162	20,055

(1) Satellite Services for 2008 represents Telest Canada for the three and six months ended June 30, 2008. Affiliate eliminations represent the elimination of amounts attriutable to Telesat Canada whose results are reported in our condensed consolidated statement of operations as equity in net income (losses) of affiliates and in our condensed consolidated balance sheet as investment in affiliates.

(2) Includes revenues from affiliates of $29.1 and $48.4 for the three and six months ended June 30, 2008, respectively.

(3) Represents the dividend accrual for the Loral Skynet Series A non-convertible preferred stock which was redeemed on November 5, 2007.

LORAL SPACE & COMMUNICATIONS INC.
Supplemental Financial Data
(In millions)

	June 30, 2008	December 31, 2007
FUNDED BACKLOG
Satellite manufacturing and technology	$1,162.1	$1,024.8
Satellite services
Loral Skynet	—	—
Telesat Canada	5,000.0	5,251.0

Total Satellite Services	5,000.0	5,251.0

Total funded backlog	6,162.1	6,275.8
Intercompany eliminations	(33.4)	—
Affiliate eliminations	(5,000.0)	(5,251.0)

NET FUNDED BACKLOG	$1,128.7	$1,024.8

Condensed Balance Sheets
(In millions)

	June 30, 2008	December 31, 2007
Cash and equivalents	$135.1	$314.7
Contracts-in-process	142.7	109.4
Other current assets	216.9	145.8

Total current assets	494.7	569.9
Property, plant & equipment, net	165.7	147.8
Investments in affiliates	504.1	566.2
Goodwill	226.4	227.1
Other assets	202.3	191.9

Total assets	$1,593.2	$1,702.9

Customer advances and billings in excess of costs and profits	$205.5	$252.0
Other current liabilities	154.3	187.8

Total current liabilities	359.8	439.8
Other long-term liabilities	277.4	289.6

Total liabilities	637.2	729.4
Shareholders’ equity	956.0	973.5

Total liabilities and shareholders’ equity	$1,593.2	$1,702.9

TELESAT CANADA
Summary Financial Information
(In millions)

Summary financial information for Telesat Canada for the three and six months ended
June 30, 2008 and as of June 30, 2008 and December 31, 2007 in US$
and in accordance with US GAAP follows (in millions):

	Three Months Ended	Six Months Ended
	June 30, 2008	June 30, 2008
Statement of Operations:

Revenues	$172.4	$338.9
Operating expenses	(123.5)	(249.1)
Operating income	48.9	89.8
Interest expense	(53.3)	(115.5)
Other income (expense)	39.8	(48.5)
Income tax provision	(20.3)	(3.3)
Net income (loss)	15.1	(77.5)
	June 30, 2008	December 31, 2007

Balance Sheet Data:

Cash and cash equivalents	$28.4	$42.7
Total assets	5,401.5	5,610.0
Debt, including current portion	2,862.2	2,828.0
Total liabilities	4,076.9	4,156.7
Redeemable preferred stock	138.5	143.1
Shareholders’ equity	$1,186.1	$1,310.2
Other:

Backlog	$5,000.0	$5,251.0
Amortization	$115.2	$41.2